Exhibit 5.1

[WSGR Letterhead]

April 30, 2010

Microtune, Inc.

2201 10th Street

Plano, Texas 75074

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Microtune, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about April 30, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “ESPP”).

In our capacity as legal counsel to the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares under the ESPP. It is our opinion that, subject to the approval of the ESPP by the requisite vote of the stockholders of the Company, the Shares, when issued and sold in the manner described in the ESPP and pursuant to the agreements that accompany the ESPP will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati